Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Interests of Experts” in the Registration Statement (Form F-4 No. 333-274058 and 333-274058-01) of Brookfield Corporation and Brookfield Reinsurance Ltd. and to the incorporation by reference therein of our report dated March 16, 2022, with respect to the consolidated financial statements and schedules of Argo Group International Holdings, Ltd. as of December 31, 2021 and for each of the two years in the period ended December 31, 2021, included in the Current Report on Form 6-K of Brookfield Reinsurance Ltd. filed on August 18, 2023.

/s/ Ernst & Young LLP

San Antonio, Texas

October 11, 2023